SOUTHWEST AIRLINES REPORTS FOURTH QUARTER AND ANNUAL PROFIT;
46th CONSECUTIVE YEAR OF PROFITABILITY

DALLAS, TEXAS - January 24, 2019 - Southwest Airlines Co. (NYSE: LUV) (the “Company”) today reported its fourth quarter and annual 2018 results:

•
Fourth quarter net income and earnings per diluted share of $654 million and $1.17, respectively, compared with fourth quarter 2017 record net income and record earnings per diluted share of $1.7 billion and $2.94, respectively

•	Excluding special items[1], record fourth quarter net income and record earnings per diluted share of $654 million and $1.17, respectively

•
Annual net income and earnings per diluted share of $2.5 billion and $4.29, respectively, compared with annual 2017 record net income and record earnings per diluted share of $3.4 billion and $5.57, respectively

•	Excluding special items, record annual net income and record earnings per diluted share of $2.4 billion and $4.24, respectively

•	Annual operating income of $3.2 billion, resulting in an operating margin[2] of 14.6 percent, or 14.4 percent, excluding special items[3]

•	Annual record operating cash flow of $4.9 billion, and record free cash flow[1] of $3.1 billion

•	Returned approximately $2.3 billion to Shareholders in 2018 through a combination of $2.0 billion in share repurchases and $332 million in dividends

•	Annual return on invested capital (ROIC)[1] pre-tax of 23.6 percent, or 18.4 percent on an after-tax basis

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "2018 was an incredible year of resilience and achievement. Our Employees persevered through significant challenges, delivering our 46th consecutive year of profitability with strong margins, record cash flows, and $544 million in profitsharing. We finished the year strong, with record fourth quarter net income and earnings per diluted share, excluding special items. This was driven by strong yields, record revenues, and a solid cost performance. Earlier this week, Southwest was again named to FORTUNE's 2019 list of World's Most Admired Companies. I am especially grateful for our People and their unwavering devotion to

Southwest Airlines. My thanks and my congratulations to them on these outstanding results despite a very challenging environment.

"We celebrated notable milestones during 2018, including approximately $205 million of pre-tax profits from revenue management enhancements implemented in 2018. These enhancements are expected to drive year-over-year revenue growth in 2019, particularly during the first half of the year. Our Rapid Rewards program revenues continued to grow, as did revenues from our ancillary products. Tax savings from the 2017 tax reform legislation contributed hundreds of millions toward our earnings and record operating cash flow in 2018, and we continued to invest in our People and our Company, while providing $2.3 billion in returns to our Shareholders during 2018.

"Our financial goals for 2019 are to grow profits and earnings per share, expand margins, improve returns on invested capital, and maintain an investment-grade balance sheet. I am pleased with our revenue momentum, particularly with our unit revenue growth expectations for the first half of the year. Our 2019 non-fuel cost outlook has improved, compared with our earlier projections. We have a priority to improve our cost performance and maintain solid cost control beyond 2019. As we have historically, our goal beyond 2019 is to keep annual unit cost growth, excluding fuel and oil expense and profitsharing expense, below two percent.

"Based on current revenue trends, our cost outlook, and energy futures, we are currently expecting a strong first quarter 2019 financial performance. We are well-positioned to generate stellar annual after-tax returns on capital in 2019, barring any unforeseen events. Our outlook is bright thanks to the never-ending commitment of our superb People to deliver low fares and great service.

"Hawaii remains our expansion focus for 2019, and we are in the final phase of obtaining authorization from the Federal Aviation Administration (FAA) for Extended Operations (ETOPS) to operate between California and the Hawaiian Islands. Our remaining work is currently suspended until the government reopens and the FAA is allowed to resume normal certification activities. We are well-prepared to perform the next steps in the ETOPS application process. We are anxious for the government to resolve this shutdown so we can bring low fares and a boost to Hawaii's travel and tourism industry.

"We continue to expect 2019 available seat miles (ASMs, or capacity) to increase no more than five percent, year-over-year. As we continue to optimize our flight schedules, we announce today our decision to cease operations at Benito Juárez Mexico City International Airport on March 30, 2019, and reallocate these resources to better opportunities within our existing route network.

"This year began with an immeasurable loss to the Southwest Family. We mourn the passing of our founder, friend, and hero, Herb Kelleher. He instilled in us the esprit de corps of our Company, and he fought for Southwest for more than 50 years, transforming our industry and ultimately providing the nation with the freedom to fly. Herb is well-known around the world as a legendary businessman, but his legacy is People, including his beloved Southwest Family. We will continue to honor Herb by protecting, preserving, nurturing, and growing his beloved Southwest Airlines."

Notable 2018 accomplishments for the Company include:

•	Achieved 46th consecutive year of profitability

•	Employees earned $544 million in profitsharing

•	Revised Boeing delivery schedule to support continued fleet modernization

•
Announced intent to begin service to four Hawaiian airports in 2019: Daniel K. Inouye International Airport in Honolulu, Kahului Airport on Maui, Lihue Airport on Kauai, and Ellison Onizuka Kona International Airport at Keahole; from Oakland Metropolitan Airport, San Diego International Airport, Mineta San Jose International Airport, and Sacramento International Airport

•	Entered into an agreement with Alaska Airlines to lease 12 slots at New York's LaGuardia Airport and 8 slots at Washington Reagan National Airport

•	Began providing cargo service to select international destinations

•
Launched international service from Indianapolis International Airport, Sacramento International Airport, Mineta San Jose International Airport, Columbus International Airport, New Orleans International Airport, Pittsburgh International Airport, and Raleigh-Durham International Airport, ending the year with 23 active gateway airports (including seasonal) from the 48 contiguous states

•	Received numerous awards and recognitions, including:

◦	Named to FORTUNE's list of World's Most Admired Companies. Southwest was ranked as the No. 8 Most Admired Company, and was the only commercial airline to make the Top 10.

◦	Ranked No. 1 in the U.S. Department of Transportation Customer Satisfaction ranking for 2017

◦	Named Domestic Carrier of the Year by the Airforwarders Association for the 9th consecutive year

◦	Ranked highest Low-Cost Carrier for customer satisfaction for the 2nd year in a row in the J.D. Power 2018 North America Satisfaction StudyTM

◦	Named one of Corporate Responsibility Magazine’s 100 Best Corporate Citizens 2018

◦	Ranked among the Best Airline Rewards Programs by U.S. News & World Report

◦	Named to Glassdoor’s Best Places to Work list for the 10th consecutive year

◦
Named Program of the Year for Rapid Rewards® Program and recognized for providing the Best Loyalty Credit Card; the Best Airline Redemption Ability; the Best Elite Program; the Best Promotion; and for the 6th consecutive year, the Best Customer Service by the Freddie Awards

◦	Designated a 2019 Military Friendly Company by Victory Media

◦	Recognized as a Best Employer in Forbes’ 2018 list

Revenue Results and Outlook
The Company's fourth quarter 2018 total operating revenues increased 8.5 percent, year-over-year, to a fourth quarter record $5.7 billion. Fourth quarter 2018 operating revenue per ASM (RASM, or unit revenues) increased 1.8 percent, year-over-year, driven largely by a passenger revenue yield increase of 3.7 percent, year-over-year, offset by a load factor decline of 1.5 points, year-over-year, to 83.5 percent. The Company experienced stable passenger demand and strength in passenger yields, including close-in yields, throughout fourth quarter 2018.

Passenger demand is healthy across the booking curve, and current yield trends, including close-in bookings and corporate travel, remain strong. Thus far in January, the negative revenue impact from the ongoing government shutdown is estimated to be $10 million to $15 million. Based on these trends, and assuming no further significant impact on bookings from the ongoing government shutdown, the Company currently estimates first quarter 2019 RASM to increase in the four to five percent range, compared with first quarter 2018. The Company's outlook for first quarter 2019 RASM includes an estimated 1.5 point year-over-year benefit from its revenue management enhancements implemented in 2018, as well as an estimated 1.5 point year-over-year tailwind due to several items: its first quarter

2018 sub-optimal schedule from the accelerated retirement of its Boeing 737-300 (Classic) fleet; the prior year competitive fare environment; and the March 2018 Spring Break holiday shift impact. These expected year-over-year benefits to first quarter 2019 RASM are offset slightly by an estimated $40 million negative revenue impact in first quarter 2019 due to the timing shift of Easter to second quarter 2019.

Annual 2018 total operating revenues increased 3.9 percent, year-over-year, to a record $22.0 billion, primarily due to the successful deployment of several revenue management enhancements enabled by the Company's new reservation system, an improved fare environment in second half 2018, and strong passenger demand for low fares.

Cost Performance and Outlook
Fourth quarter 2018 total operating expenses increased 8.1 percent, year-over-year, to $4.9 billion. Total operating expenses per ASM (CASM, or unit costs) increased 1.5 percent, as compared with fourth quarter 2017, primarily due to higher jet fuel prices in 2018. Excluding special items in both periods, fourth quarter 2018 total operating expenses increased 7.5 percent to $4.9 billion, or 0.9 percent on a unit basis, year-over-year.

Effective January 1, 2018, the Company early adopted ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities. The new standard eliminated ineffectiveness for all derivatives designated in a hedge for accounting purposes, as well as changed the Company's classification of premium expense associated with fuel hedges from Other (gains) and losses, net, to Fuel and oil expense within the unaudited Condensed Consolidated Statement of Income. As such, the classification of premium expense for the three and twelve months ended December 31, 2017, has been recast under the new standard to be comparable with current period results.

Fourth quarter 2018 economic fuel costs1 were $2.25 per gallon and included $.06 per gallon in premium expense and $.06 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.16 per gallon in fourth quarter 2017, which included $.07 per gallon in premium expense and $.19 per gallon in unfavorable cash settlements from fuel derivative contracts. Annual 2018 economic fuel costs of $2.20 per gallon increased 6.8 percent, as compared with 2017. Annual 2018 ASMs per gallon, or fuel efficiency, improved 1.5 percent year-over-year, driven primarily by the retirement of the Classic fleet and the addition of more fuel-efficient 737-800 and 737 MAX 8 aircraft. The Company estimates an improvement in 2019 fuel efficiency in the one to two percent range, year-over-year, due to continued fleet modernization efforts.

Based on the Company's existing fuel derivative contracts and market prices as of January 18, 2019, first quarter 2019 economic fuel costs are estimated to be in the range of $2.00 to $2.05 per gallon4, including $.06 per gallon in premium expense and an estimated $.02 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.09 per gallon in first quarter 2018, which included $.07 per gallon in premium expense and $.05 per gallon in favorable cash settlements from fuel derivative contracts. In addition, the Company expects annual 2019 economic fuel costs to be in the range of $2.00 to $2.10 per gallon4, including $.04 per gallon in premium expense and an estimated $.01 per gallon in favorable cash settlements from fuel derivative contracts. As of January 18, 2019, the fair market value of the Company's fuel derivative contracts settling in first quarter 2019 was an asset of approximately $12 million, and an asset of approximately $73 million for those settling over the remainder of 2019. In addition, the fair market value of the fuel hedge portfolio settling in 2020 and beyond was an asset of approximately $145 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, fourth quarter 2018 operating expenses increased 6.7 percent, as compared with fourth quarter 2017. Fourth quarter 2018 profitsharing expense was $141 million, as compared with $115 million in fourth quarter 2017. Excluding fuel and oil expense, profitsharing expense, and special items, fourth quarter 2018 operating expenses increased 6.2 percent, and decreased 0.2 percent on a unit basis, both year-over-year.

Based on current cost trends, the Company estimates first quarter 2019 unit costs, excluding fuel and oil expense and profitsharing expense, to increase approximately six percent, compared with first quarter 2018's 8.65 cents, which excludes fuel and oil expense, profitsharing expense, and special items. The year-over-year increase is driven largely by the Company's underutilization of its fleet in first half 2019 due to the delay in its impending service to Hawaii, and the resulting one-time start-up costs; higher airport costs; higher depreciation and ownership costs; and the timing of maintenance events and technology investments.

Annual 2018 total operating expenses increased 5.8 percent to $18.8 billion, and increased 1.8 percent on a unit basis, year-over-year. Excluding fuel and oil expense, profitsharing expense, and special items, annual 2018 total operating expenses increased 4.6 percent, and increased 0.7 percent on a unit basis, both year-over-year.

Based on current cost trends, the Company estimates annual 2019 unit costs, excluding fuel and oil expense and profitsharing expense, to increase in the range of 3 to 3.5 percent, compared with annual 2018's 8.53 cents, which excludes fuel and oil expense, profitsharing expense, and special items. The Company expects year-over-year inflation in 2019 unit costs, excluding fuel and oil expense and profitsharing expense, due primarily to approximately 1.5 points in salaries, wages, and benefits from staffing needs, wage rate increases, and health care inflation; approximately one point from higher airport costs; and an approximate one-half point from maintenance costs. The Company expects its 2019 year-over-year unit cost inflation, excluding fuel and oil expense and profitsharing expense, to be weighted in first half 2019, and expects its second half 2019 unit costs, excluding fuel and oil expense and profitsharing expense, to be roughly flat, year-over-year.

Fourth Quarter and Annual Results
Fourth quarter 2018 net income was $654 million, or $1.17 per diluted share, compared with a quarterly record fourth quarter 2017 net income of $1.7 billion, or a quarterly record $2.94 per diluted share. Fourth quarter 2017 net income was positively impacted by a $1.3 billion tax benefit due to federal tax reform legislation, which was recorded as a result of the difference in tax rates in effect when income tax expense was accrued, as compared with the rates expected to be in effect when the income taxes will be paid. Excluding special items, fourth quarter 2018 net income was a fourth quarter record $654 million, or a fourth quarter record $1.17 per diluted share, compared with fourth quarter 2017 net income of $458 million, or $0.77 per diluted share, and compared with the fourth quarter 2018 First Call consensus estimate of $1.07 per diluted share.

Annual 2018 net income was $2.5 billion, or $4.29 per diluted share, compared with a record annual 2017 net income of $3.4 billion, or a record $5.57 per diluted share. Excluding special items, annual 2018 net income was a record $2.4 billion, or a record $4.24 per diluted share, compared with $2.1 billion, or $3.51 per diluted share in 2017. The Company's annual 2018 effective tax rate was 22.1 percent, which was lower than the Company's expectations due primarily to the realization of tax credits during fourth quarter 2018. The Company continues to estimate its annual 2019 effective tax rate to be approximately 23.5 percent.

Liquidity and Capital Deployment
As of December 31, 2018, the Company had approximately $3.7 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1.0 billion. Net cash provided by operations in 2018 was a record $4.9 billion. Capital expenditures in 2018, including net proceeds from assets constructed for others, were $1.8 billion, and free cash flow was a record $3.1 billion. The Company currently estimates its 2019 capital expenditures will be in the $1.9 billion to $2 billion range. The Company repaid $342 million in debt and capital lease obligations during 2018, and expects to repay approximately $590 million in debt and capital lease obligations during 2019.

In 2018, the Company returned $2.3 billion to its Shareholders through the repurchase of 36.5 million shares of common stock for $2.0 billion and the payment of $332 million in dividends. The Company repurchased 9.8 million shares of common stock pursuant to a $500 million accelerated share repurchase program launched and completed during fourth quarter 2018. The Company has $1.35 billion remaining under its current share repurchase authorization.

Fleet and Capacity
The Company ended 2018 with 750 aircraft in its fleet. This reflects the delivery of 26 new 737-800s, 18 new 737 MAX 8s, and 1 pre-owned 737-700 during the year. The Company currently expects to add approximately 25 aircraft in 2019 and end the year with approximately 775 in its fleet based on the current aircraft delivery schedule and net of expected 737-700 retirements. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company increased its available seat miles by 3.9 percent in 2018, as compared with 2017. The Company expects its 2019 year-over-year capacity to increase no more than five percent. First quarter 2019 year-over-year capacity growth is expected to be in the 3.5 to 4 percent range.

Conference Call
The Company will discuss its fourth quarter and annual 2018 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to

www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, ROIC, and free cash flow. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
2Operating margin is calculated as operating income divided by operating revenues.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
4Based on the Company's existing fuel derivative contracts and market prices as of January 18, 2019, first quarter 2019 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the $2.00 to $2.05 range, and annual 2019 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the $2.00 to $2.10 range. See Note Regarding Use of Non-GAAP Financial Measures.
Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the expected revenue enhancement benefits of the Company's new reservation system; (ii) the Company's financial outlook, goals, expectations, and projected results of operations, as well as the factors underlying the Company's projections; (iii) the Company’s network, capacity, and growth plans, and related expectations; (iv) the Company’s fleet plans and expectations, including with respect to its fleet modernization initiatives, and the Company’s related financial and operational expectations; (v) the Company's expectations with respect to fuel costs and the Company's related management of risk associated with changing jet fuel prices; and (vi) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and anticipated capital expenditures. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), and other factors beyond the Company's control, on the Company's business decisions, plans, and strategies; (iii) the impact on the Company’s operations and results of operations of governmental regulations, governmental shutdowns, and other governmental actions; (iv) the Company's dependence on third parties, in particular with respect to its fleet and technology plans and expectations, and the impact on the Company's operations and results of operations of any related third party delays or non-performance; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) changes in aircraft fuel prices, the volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions; (vii) the Company’s ability to timely and effectively prioritize its initiatives and related expenditures; (viii) the impact of labor matters on the Company's costs and related business decisions, plans, strategies, and projections; and (ix) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
		2017			2017
	2018	As Recast	Percent Change	2018	As Recast	Percent Change
OPERATING REVENUES:
Passenger	$5,317	$4,895	8.6	$20,455	$19,763	3.5
Freight	45	45	—	175	173	1.2
Other	342	318	7.5	1,335	1,210	10.3
Total operating revenues	5,704	5,258	8.5	21,965	21,146	3.9

OPERATING EXPENSES:
Salaries, wages, and benefits	1,990	1,921	3.6	7,649	7,305	4.7
Fuel and oil	1,192	1,058	12.7	4,616	4,076	13.2
Maintenance materials and repairs	292	243	20.2	1,107	1,001	10.6
Landing fees and airport rentals	322	324	(0.6)	1,334	1,292	3.3
Depreciation and amortization	331	279	18.6	1,201	1,218	(1.4)
Other operating expenses	757	692	9.4	2,852	2,847	0.2
Total operating expenses	4,884	4,517	8.1	18,759	17,739	5.8

OPERATING INCOME	820	741	10.7	3,206	3,407	(5.9)

OTHER EXPENSES (INCOME):
Interest expense	33	30	10.0	131	114	14.9
Capitalized interest	(9)	(11)	(18.2)	(38)	(49)	(22.4)
Interest income	(23)	(11)	109.1	(69)	(35)	97.1
Other (gains) losses, net	2	(3)	n.m.	18	112	(83.9)
Total other expenses (income)	3	5	(40.0)	42	142	(70.4)

INCOME BEFORE INCOME TAXES	817	736	11.0	3,164	3,265	(3.1)
PROVISION FOR INCOME TAXES	163	(1,011)	n.m.	699	(92)	n.m.
NET INCOME	$654	$1,747	(62.6)	$2,465	$3,357	(26.6)

NET INCOME PER SHARE:
Basic	$1.17	$2.95	(60.3)	$4.30	$5.58	(22.9)
Diluted	$1.17	$2.94	(60.2)	$4.29	$5.57	(23.0)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	560	592	(5.4)	573	601	(4.7)
Diluted	561	594	(5.6)	574	603	(4.8)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts) (unaudited)

	Three months ended			Year ended
	December 31,			December 31,
		2017			2017
	2018	As Recast	Percent Change	2018	As Recast	Percent Change
Fuel and oil expense, unhedged	$1,191	$955		$4,649	$3,524
Add: Premium cost of fuel contracts	34	33		135	136
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense, net	(33)	70		(168)	416
Fuel and oil expense, as reported	$1,192	$1,058		$4,616	$4,076
Add: Net impact from fuel contracts (a)	—	27		14	156
Fuel and oil expense, excluding special items (economic)	$1,192	$1,085	9.9	$4,630	$4,232	9.4

Total operating expenses, as reported	$4,884	$4,517		$18,759	$17,739
Add: Net impact from fuel contracts (a)	—	27		14	156
Deduct: Lease termination expense	—	—		—	(33)
Deduct: Aircraft grounding charge	—	—		—	(63)
Add: Gain on sale of grounded aircraft	—	—		25	—
Total operating expenses, excluding special items	$4,884	$4,544	7.5	$18,798	$17,799	5.6
Deduct: Fuel and oil expense, excluding special items (economic)	(1,192)	(1,085)		(4,630)	(4,232)
Operating expenses, excluding Fuel and oil expense and special items	$3,692	$3,459	6.7	$14,168	$13,567	4.4
Deduct: Profitsharing expense	(141)	(115)		(544)	(543)
Operating expenses, excluding profitsharing, Fuel and oil expense, and special items	$3,551	$3,344	6.2	$13,624	$13,024	4.6

Operating income, as reported	$820	$741		$3,206	$3,407
Deduct: Net impact from fuel contracts (a)	—	(27)		(14)	(156)
Add: Lease termination expense	—	—		—	33
Add: Aircraft grounding charge	—	—		—	63
Deduct: Gain on sale of grounded aircraft	—	—		(25)	—
Operating income, excluding special items	$820	$714	14.8	$3,167	$3,347	(5.4)

Other (gains) losses, net, as reported	$2	$(3)		$18	$112
Add (Deduct): Net impact from fuel contracts (a)	—	4		—	(106)
Other (gains) losses, net, excluding special items	$2	$1	100.0	$18	$6	200.0

Provision for income taxes, as reported	$163	$(1,011)		$699	$(92)
Add (Deduct): Net income tax impact of special items, excluding Tax reform impact (b)	—	(12)		(9)	17
Add: Tax reform impact (c)	—	1,270		—	1,270
Provision for income taxes, excluding special items	$163	$247	(34.0)	$690	$1,195	(42.3)

Reconciliation of Reported Amounts to Non-GAAP (Continued)

	Three months ended			Year ended
	December 31,			December 31,
		2017			2017
	2018	As Recast	Percent Change	2018	As Recast	Percent Change
Net income, as reported	$654	$1,747		$2,465	$3,357
Deduct: Net impact from fuel contracts (a)	—	(31)		(14)	(50)
Add: Lease termination expense	—	—		—	33
Add: Aircraft grounding charge	—	—		—	63
Deduct: Gain on sale of grounded aircraft	—	—		(25)	—
Add (Deduct): Net income tax impact of special items, excluding Tax reform impact (b)	—	12		9	(17)
Deduct: Tax reform impact (c)	—	(1,270)		—	(1,270)
Net income, excluding special items	$654	$458	42.8	$2,435	$2,116	15.1

Net income per share, diluted, as reported	$1.17	$2.94		$4.29	$5.57
Deduct: Impact from fuel contracts	—	(0.05)		(0.02)	(0.08)
Add (Deduct): Impact of special items	—	—		(0.04)	0.16
Add (Deduct): Net income tax impact of special items, excluding Tax reform impact (b)	—	0.02		0.01	(0.03)
Deduct: Tax reform impact (c)	—	(2.14)		—	(2.11)
Net income per share, diluted, excluding special items	$1.17	$0.77	51.9	$4.24	$3.51	20.8

(a) See Reconciliation of Impact from Fuel Contracts.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(c) Adjustment related to the Tax Cuts and Jobs Act legislation enacted in December 2017, which resulted in a re-measurement of the Company's deferred tax assets and liabilities at the new federal corporate tax rate of 21 percent.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$(8)	$—	$6
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	35	14	150
Impact from fuel contracts to Fuel and oil expense	$—	$27	$14	$156

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$8	$—	$(6)
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	(35)	(14)	(150)
Impact from fuel contracts to Operating Income	$—	$(27)	$(14)	$(156)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$—	$(2)	$—	$(69)
Ineffectiveness from fuel hedges settling in future periods	—	(2)	—	(31)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	—	8	—	(6)
Impact from fuel contracts to Other (gains) losses, net	$—	$4	$—	$(106)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$—	$2	$—	$69
Ineffectiveness from fuel hedges settling in future periods	—	2	—	31
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	—	(35)	(14)	(150)
Impact from fuel contracts to Net Income (b)	$—	$(31)	$(14)	$(50)

(a) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(b) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

Certain operating statistics for the three months and year ended December 31, 2017 have been recast as a result of the Company's January 1, 2018 adoption of ASU No. 2014-09, Revenue from Contracts with Customers, ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, and ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities.

	Three months ended			Year ended
	December 31,			December 31,
	2018	2017	Change	2018	2017	Change
Revenue passengers carried	34,432,204	33,695,001	2.2%	134,890,243	130,256,190	3.6%
Enplaned passengers	41,707,440	40,428,884	3.2%	163,605,833	157,677,218	3.8%
Revenue passenger miles (RPMs) (000s) (a)	33,715,984	32,189,839	4.7%	133,322,322	129,041,420	3.3%
Available seat miles (ASMs) (000s) (b)	40,366,897	37,886,814	6.5%	159,795,153	153,811,072	3.9%
Load factor (c)	83.5%	85.0%	(1.5) pts.	83.4%	83.9%	(0.5) pts.
Average length of passenger haul (miles)	979	955	2.5%	988	991	(0.3)%
Average aircraft stage length (miles)	754	737	2.3%	757	754	0.4%
Trips flown	347,331	337,190	3.0%	1,375,030	1,347,893	2.0%
Seats flown (d)	52,476,909	50,620,730	3.7%	207,223,050	200,878,967	3.2%
Seats per trip (e)	151.09	150.13	0.6%	150.70	149.03	1.1%
Average passenger fare	$154.42	$145.26	6.3%	$151.64	$151.73	(0.1)%
Passenger revenue yield per RPM (cents) (f)	15.77	15.21	3.7%	15.34	15.32	0.1%
RASM (cents) (g)	14.13	13.88	1.8%	13.75	13.75	—
PRASM (cents) (h)	13.17	12.92	1.9%	12.80	12.85	(0.4)%
CASM (cents) (i)	12.10	11.92	1.5%	11.74	11.53	1.8%
CASM, excluding Fuel and oil expense (cents)	9.15	9.13	0.2%	8.85	8.88	(0.3)%
CASM, excluding special items (cents)	12.10	11.99	0.9%	11.76	11.57	1.6%
CASM, excluding Fuel and oil expense and special items (cents)	9.15	9.13	0.2%	8.87	8.82	0.6%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.80	8.82	(0.2)%	8.53	8.47	0.7%
Fuel costs per gallon, including fuel tax (unhedged)	$2.25	$1.90	18.4%	$2.21	$1.72	28.5%
Fuel costs per gallon, including fuel tax	$2.25	$2.11	6.6%	$2.20	$1.99	10.6%
Fuel costs per gallon, including fuel tax (economic)	$2.25	$2.16	4.2%	$2.20	$2.06	6.8%
Fuel consumed, in gallons (millions)	527	501	5.2%	2,094	2,045	2.4%
Active fulltime equivalent Employees	58,803	56,110	4.8%	58,803	56,110	4.8%
Aircraft at end of period	750	706	6.2%	750	706	6.2%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2018		December 31, 2017
Operating income, as reported	$3,206		$3,407
Net impact from fuel contracts	(14)		(156)
Lease termination expense	—		33
Aircraft grounding charge	—		63
Gain on sale of grounded aircraft	(25)		—
Operating income, non-GAAP	$3,167		$3,347
Net adjustment for aircraft leases (a)	99		110
Adjusted operating income, non-GAAP (A)	$3,266		$3,457

Non-GAAP tax rate (B)	22.1%	(d)	36.1%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$2,545		$2,210

Debt, including capital leases (b)	$3,521		$3,259
Equity (b)	9,853		8,194
Net present value of aircraft operating leases (b)	584		785
Average invested capital	$13,958		$12,238
Equity adjustment for hedge accounting (c)	(144)		296
Adjusted average invested capital (D)	$13,814		$12,534

Non-GAAP ROIC, pre-tax (A/D)	23.6%		27.6%

Non-GAAP ROIC, after-tax (C/D)	18.4%		17.6%

As of January 1, 2018, the Company adopted three Accounting Standard Updates ("ASUs"), ASU 2014-09, Revenue from Contracts with Customers, ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, and ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities. As a result certain prior period results have been recast due to the transition methods applied. See the Company's Current Report on Form 8-K furnished to the Securities and Exchange Commission on March 20, 2018, as well as subsequent filings, for further information.

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.

(d) The GAAP annual tax rate as of December 31, 2018, was 22.1 percent, and the annual Non-GAAP tax rate was also 22.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.
(e) The GAAP annual tax rate as of December 31, 2017, was a 2.8 percent tax benefit due to the significant impact the Tax Cuts and Jobs Act legislation enacted in December 2017 had on corporate tax rates, and the annual Non-GAAP tax rate was 36.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

		December 31, 2017
	December 31, 2018	As Recast
ASSETS
Current assets:
Cash and cash equivalents	$1,854	$1,495
Short-term investments	1,835	1,778
Accounts and other receivables	568	662
Inventories of parts and supplies, at cost	461	420
Prepaid expenses and other current assets	310	460
Total current assets	5,028	4,815
Property and equipment, at cost:
Flight equipment	21,753	21,368
Ground property and equipment	4,960	4,399
Deposits on flight equipment purchase contracts	775	919
Assets constructed for others	1,768	1,543
	29,256	28,229
Less allowance for depreciation and amortization	9,731	9,690
	19,525	18,539
Goodwill	970	970
Other assets	720	786
	$26,243	$25,110
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,416	$1,320
Accrued liabilities	1,749	1,700
Air traffic liability	4,134	3,495
Current maturities of long-term debt	606	348
Total current liabilities	7,905	6,863

Long-term debt less current maturities	2,771	3,320
Air traffic liability - noncurrent	936	1,070
Deferred income taxes	2,427	2,119
Construction obligation	1,701	1,390
Other noncurrent liabilities	650	707
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,510	1,451
Retained earnings	15,967	13,832
Accumulated other comprehensive income	20	12
Treasury stock, at cost	(8,452)	(6,462)
Total stockholders' equity	9,853	9,641
	$26,243	$25,110

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,
		2017		2017
	2018	As Recast	2018	As Recast
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$654	$1,747	$2,465	$3,357
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	331	279	1,201	1,218
Aircraft grounding charge	—	—	—	63
Unrealized/realized gains on fuel derivative instruments	—	(30)	(14)	(50)
Deferred income taxes	(7)	(1,285)	301	(1,066)
Changes in certain assets and liabilities:
Accounts and other receivables	226	(79)	117	(102)
Other assets	17	1	(227)	(262)
Accounts payable and accrued liabilities	465	390	545	233
Air traffic liability	(513)	(459)	506	343
Cash collateral received from (provided to) derivative counterparties	(165)	29	(15)	316
Other, net	(19)	(31)	14	(121)
Net cash provided by operating activities	989	562	4,893	3,929

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(538)	(520)	(1,922)	(2,123)
Assets constructed for others	(5)	(13)	(54)	(126)
Purchases of short-term investments	(802)	(727)	(2,409)	(2,380)
Proceeds from sales of short-term and other investments	678	526	2,342	2,221
Other, net	—	—	5	—
Net cash used in investing activities	(667)	(734)	(2,038)	(2,408)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	600	—	600
Proceeds from Employee stock plans	9	8	35	29
Reimbursement for assets constructed for others	5	13	170	126
Payments of long-term debt and capital lease obligations	(87)	(58)	(342)	(592)
Payments of cash dividends	—	—	(332)	(274)
Repayment of construction obligation	(8)	(4)	(30)	(10)
Repurchase of common stock	(500)	(350)	(2,000)	(1,600)
Other, net	9	(2)	3	15
Net cash provided by (used in) financing activities	(572)	207	(2,496)	(1,706)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(250)	35	359	(185)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,104	1,460	1,495	1,680

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,854	$1,495	$1,854	$1,495

Southwest Airlines Co.
Fuel Derivative Contracts
As of January 18, 2019

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	1Q 2019 (c)	Full Year 2019 (d)
$50	$1.75 - $1.80	$1.65 - $1.75
$55	$1.85 - $1.90	$1.80 - $1.90
Current Market (a)	$2.00 - $2.05	$2.00 - $2.10
$70	$2.15 - $2.20	$2.20 - $2.30
$80	$2.25 - $2.30	$2.35 - $2.45
$90	$2.30 - $2.35	$2.50 - $2.60
Estimated fuel hedging premium expense per gallon (b)	$.06	$.04

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2019	70%
2020	53%
2021	25%
Beyond 2021	less than 5%

(a) Brent crude oil average market prices as of January 18, 2019, were approximately $62.01 and $62.40 per barrel for first quarter 2019 and full year 2019, respectively.

(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.

(c) Based on the Company's existing fuel derivative contracts and market prices as of January 18, 2019, first quarter 2019 GAAP and economic fuel costs are estimated to be in the $2.00 to $2.05 per gallon range, including fuel hedging premium expense of approximately $28 million, or $.06 per gallon, and an estimated $.02 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.

(d) Based on the Company's existing fuel derivative contracts and market prices as of January 18, 2019, annual 2019 GAAP and economic fuel costs are estimated to be in the $2.00 to $2.10 per gallon range, including fuel hedging premium expense of approximately $95 million, or $.04 per gallon, and an estimated $.01 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.

(e) The Company's current hedge positions contain a combination of instruments based in WTI and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of January 18, 2019.

Southwest Airlines Co.
737 Delivery Schedule
As of December 31, 2018

	The Boeing Company
	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional MAX 8s		Total
2019	7	21		—	16		44
2020	—	35		—	3		38
2021	—	44		—	—		44
2022	—	27		14	—		41
2023	12	22		23	—		57
2024	11	30		23	—		64
2025	—	40		36	—		76
2026	—	—		19	—		19
	30	219	(a)	115	19	(b)	383
(a) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 firm orders beginning in 2019.
(b) To be acquired in leases from various third parties.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Adjusted operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Income tax rate, non-GAAP; Provision for income taxes, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an “economic” basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as its Current Report on Form 8-K furnished to the Securities and Exchange Commission on March 20, 2018, and subsequent filings.
The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
Lease termination costs recorded as a result of the Company acquiring 13 of its Boeing 737-300 aircraft off operating leases as part of the Company’s strategic effort to remove its Classic aircraft from operations on or before September 29, 2017, in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third-party lessors. The Company recorded the fair value of the aircraft acquired off operating leases, as well as any associated remaining obligations to the balance sheet as debt;

2.
An Aircraft grounding charge recorded in third quarter 2017, as a result of the Company grounding its remaining Boeing 737-300 aircraft on September 29, 2017. The loss was a result of the remaining net lease payments due and certain lease return requirements that could have to be performed on these leased aircraft prior to their return to the lessors as of the cease-use date. The Company had not budgeted for the lease return requirements, as they were subject to negotiation with third party lessors;

3.
A gain recognized in first quarter 2018, associated with the sale of 39 owned Boeing 737-300 aircraft and a number of spare engines to a third party. These aircraft were previously retired as part of the Company's exit of its Classic fleet. The gain was not anticipated, and the Company associates it with the grounding charge recorded in third quarter 2017; and

4.
An adjustment to Provision for income taxes related to the Tax Cuts and Jobs Act legislation enacted in December 2017, which resulted in a re-measurement of the Company's deferred tax assets and liabilities at the new federal corporate tax rate of 21 percent. This adjustment was a non-cash item and was treated as a special item.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Adjusted operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Income tax rate, non-GAAP; Provision for income taxes, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2018, the Company generated $3.1 billion in free cash flow, calculated as operating cash flows of $4.9 billion less capital expenditures of $1.9 billion less assets constructed for others of $54 million plus reimbursements for assets constructed for others of $170 million.
The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.

SW-QFS